Exhibit 10.1

CUSTOM TECHNOLOGY ACCESS AND PRODUCT LICENSE AGREEMENT

This Custom Technology Access and Product License Agreement (the “Agreement”) is made and entered into as of the 17th of November, 2010 (the “Effective Date”), by and between Cardium Therapeutics, Inc., a Delaware corporation with offices at 12255 El Camino Real, Suite 250, San Diego, CA 92130, on behalf of itself and its affiliates (“Cardium”) and BioZone Laboratories, Inc., a California C corporation, with offices at 580 Garcia Ave., Pittsburg, CA 94565, and its affiliate EquaChem LLC, a California limited liability company, with offices at 580 Garcia Ave., Pittsburg, CA 94565 (individually and collectively “BioZone”). Cardium and BioZone are each referred to as a party and collectively parties to this Agreement.

Cardium desires to acquire from BioZone access to certain BioZone technology and a license and supply arrangement for a portfolio of products (the “Schedule A Products” and “Schedule B Products” described below, collectively the “Products”) for distribution and resale worldwide by Cardium and/or its agents, affiliates or transferees and BioZone is willing to license and supply the Products to Cardium as provided herein.

NOW, THEREFORE, for good and valuable consideration, the parties, intending to be bound legally, agree as follows:

1. Term. The initial term Agreement shall begin on the Effective Date, and unless earlier terminated by either party as provided under Sections 15 or 16, shall end on the Tenth (10th) anniversary of the Effective Date (the “Initial Term”). This Agreement shall automatically renew for additional one year terms (each a “Renewal Term”) after the end of the Initial Term unless either party gives the other notice of termination (a “Termination Notice”) at least 180 days before the end of the Initial Term or a Renewal Term in accordance with the provisions of Section 15 or 16 of this Agreement. The “Term” shall include the Initial term and all Renewal Terms.

2. Technology License and Product License.

(a) BioZone possesses technology and intellectual property rights (including without limitation patents, patent applications and unpatented inventions, as well as trade secrets, know-how, data and other technical or commercially useful information) which is owned, in-licensed or otherwise used by BioZone or its affiliates (collectively, the “BioZone Technology”) and is relevant to or useful for the design, formulation, manufacture or commercialization of its products and technologies (“BioZone Products”). BioZone hereby grants to Cardium a license (the “BioZone Technology License”) to use of the BioZone Technology, now existing or hereafter developed, solely on the terms and conditions contained in this Agreement.

(b) Under the BioZone Technology License, Cardium shall be entitled to ten (10) licensed Products that are unique customizations of BioZone products, designated and formulated as provided below pursuant to the terms of this Agreement (“Schedule A Products”). The products shall not be prescription drug products.

(c) Under the BioZone Technology License, Cardium shall be entitled to ten (10) licensed Products that are unique customizations of Cardium or third party products, designated and formulated as provided below pursuant to the terms of this Agreement (“Schedule B Products”).

(d) BioZone hereby grants to Cardium an exclusive, transferable right and royalty-free license (the “Product License”) to make, have made, import, sell, offer for sale and otherwise commercialize the Products.

3. Technology License and Product License Fee; Stock Purchase.

(a) In connection with BioZone’s grant of the Technology License and Product licenses as provided above, Cardium shall pay to BioZone an upfront license fee (the “Technology Access and License Fee”) of One Million Dollars ($1,000,000). In connection with payment of the Technology Access and License Fee, BioZone shall purchase Two Million Shares (2,000,000) of Cardium’s common stock (the “Cardium Common Stock”) at the price of Fifty Cents ($0.50) per share.

(b) The Cardium Common Stock shall be unregistered shares granted in accordance with the terms of a stock transfer agreement (the “Stock Transfer Agreement”) attached as Exhibit 1. Transfer of the Cardium Common Stock is subject to a lock up agreement between the parties such that no shares shall be transferable for a period of six months from the date of this Agreement and thereafter may be transferred in five equal monthly installments. The Cardium Common Stock will be deposited with an escrow agent pending observance of the lock up provisions, pursuant to the terms of an escrow agreement (the “Escrow Agreement”) attached as Exhibit 2.

4. Associated Technical Cooperation and Assistance for Licensed Products.

(a) Upon the written request of Cardium in connection with the potential designation of a prospective Schedule A or Schedule B Product, BioZone shall provide Cardium with all reasonably required technical cooperation and assistance to enable a full and complete assessment of: (i) the characteristics of the product, including without limitation its ingredients and their sources, formulation, costs of production and potential uses relative to competitive products (“Product Characteristics”); (ii) the product’s safety and risk profile relative to potential uses as reflected in any corresponding product complaints or reports (the “Product Safety Profile”); (iii) the means and cost of potential modifications of the product selected by Cardium; and (iv) any other information necessary or useful for the effective commercialization of the product by Cardium or its transferee.

(b) In the event that Cardium elects to proceed with the desired modification(s) of a BioZone, Cardium or third-party product, BioZone will apply its BioZone Technology and use its commercially reasonable best efforts to produce free test samples of the product meeting specifications acceptable to Cardium. Upon final acceptance of such product by Cardium, to be confirmed in writing by Cardium, it shall then constitute one of the Schedule A Products or Schedule B Products, as applicable. If testing is required by an outside service, Cardium will pay such costs.

(c) At Cardium’s election and BioZone’s acceptance with respect to one or more Schedule B Products, the parties will confer to assess the projected cost and desirability of having such product manufactured by BioZone, and if they so agree in writing, then such product(s) shall constitute “Manufactured Schedule B Product(s)” pursuant to this Agreement.

5. Manufacture and Supply of Licensed Products.

(a) BioZone shall exclusively manufacture and supply Schedule A Products and any Manufactured Schedule B Products (collectively “Manufactured Products”) to Cardium in strict compliance with (i) the product specifications developed for each Manufactured Product (the “Product Specifications”); (ii) the process specifications developed for the manufacturing and testing of products in general, the “Standard Process Specifications” which are attached as Exhibit 3, together with individual specifications and proposed batch records for the manufacture and testing of specific products, the “Individual Process Specifications” (all of which are referred to individually and collectively as the “Process Specifications”), and (iii) all applicable laws and governmental regulations (“Governmental Standards”).

(b) Cardium may by written notice to BioZone, request changes to Product or Process Specifications for one or more Products. BioZone shall notify Cardium in writing (a “Change Report”) within ten days after receipt of notice of any request for changes to such Specifications, of the cost and lead time required to incorporate the requested changes. If Cardium wishes to proceed with the change, it shall sign and return to BioZone a copy of the Change Report. If the change proceeds, the cost of the associated Product shall reflect the modification as provided in the Change Report.

(c) Unless otherwise agreed to for a particular Product or component thereof, all manufacture, fill and finish processing, and testing will be performed solely by qualified personnel at BioZone’s accredited manufacturing facility located at 580 Garcia Ave., Pittsburg, CA. (the “Manufacturing Location”). BioZone will not alter the Manufacturing Location, the sources of any Product components, or any Product or Process Specifications without Cardium’s prior written approval.

(d) All purchases of Manufactured Products by Cardium under this Agreement shall be under the terms and conditions of Cardium’s purchase order form (“PO”), the minimum terms of which shall be as shown on the attached Exhibit 4, with such other terms as Cardium may specify, which may be delivered by facsimile, courier or other means providing a record of receipt (the “Date of PO Receipt”). The terms and conditions of the PO shall be in addition to and not in limitation of the terms and conditions of this Agreement. Any conflict between the terms and conditions of the PO and the provisions of this Agreement shall be resolved in favor of the provisions of this Agreement.

(e) Unless otherwise agreed to by the parties, BioZone shall manufacture and ship Manufactured Product to Cardium or to one or more of Cardium’s designees within Thirty (30) days of the last raw material, ingredient or component being available to BioZone for the Manufactured Product, via carrier designated by Cardium.

(f) BioZone shall provide Cardium with all information reasonably required or appropriate and advise on the proper labeling of Manufactured Products based on their intended uses. If requested by Cardium, BioZone shall fill, label and package Manufactured Product using artwork, graphics, and label copy that Cardium shall furnish and that shall remain the property of Cardium. BioZone shall include, in each package, such package inserts as are specified by Cardium. Whether filled, labeled and packaged by BioZone, Cardium or a third party, BioZone shall provide Cardium with all Product information required for preparation of any Product label and package inserts. If required by applicable federal or international regulations or requested by Cardium, packages of Manufactured Product filled by BioZone or a third party shall also identify BioZone as the manufacturer.

(g) BioZone will promptly apprise Cardium upon the occurrence of any facts reasonably likely to impact the accreditation of its manufacturing facilities, or the ability of BioZone to manufacture Products complying with the Specifications and Governmental Standards, or any other matters related to regulatory compliance that could affect or delay BioZone’s production of Manufactured Product. BioZone will promptly apprise Cardium of any regulatory compliance audits related to BioZone’s facilities or to BioZone products or to the components of such products that could affect or delay BioZone’s production of Manufactured Product, or which could impact the actual or perceived safety or usefulness of Manufactured Product. BioZone will cooperate fully with Cardium in the event that any Manufactured Product is associated with product safety issues or a product recall, and shall bear the costs of any associated safety issues or recall.

6. Exclusive Rights to Cardium Customized Products. BioZone acknowledges and agrees that the Schedule A Products and Schedule B Products specified under this Agreement shall constitute Products customized for and owned by Cardium, and BioZone shall not design, formulate, manufacture or sell such Products itself or to any third party, nor will it convey or reveal any BioZone Technology used to customize such products to any third party nor incorporate such BioZone Technology into its own or any third party products.

7. Price of Manufactured Product.

(a) The price for each Schedule A Product and Manufactured Schedule B Product shall be on a Material Cost-Plus-Markup (“CPM”) basis as set forth in Exhibit 5, subject to adjustment as provided below.

(b) Prior to the designation of any potential Schedule A Product or Schedule B Product, BioZone shall provide Cardium with a schedule of projected pricing (a “Product Pricing Schedule”) reflecting its best informed projection of the actual costs of manufacturing a range of desired quantities of the selected Product (the “Projected Cost”) as well as the basis for its projection and calculations and any requested supporting documentation as further described and agreed to in Exhibit 5. Upon acceptance and designation of such Product as a Schedule A Product or a Manufactured Schedule B Product, which designation shall not be effective until confirmed in writing by Cardium, then BioZone shall manufacture and supply such quantities of Product as are requested by Cardium pursuant to one or more POs, at a price corresponding to the selected quantity under the Product Pricing Schedule.

(c) On a reasonable basis within thirty (30) days following the end of each calendar quarter during the Term, at Cardium’s request, BioZone shall prepare and deliver to Cardium a cost reconciliation report for the requested Manufactured Product(s) (the “Cost Reconciliation Report”), reflecting the actual cost of production of Product(s) during the prior calendar quarter (the “Actual Cost”). BioZone will calculate Actual Costs in accordance with GAAP and provide appropriate supporting documentation to establish the costs of a given Manufactured Product. In the event that the Actual costs for a given Manufactured Product in such calendar quarter is less than the corresponding aggregate cost based on the Projected Costs, then Cardium shall receive a credit for costs over-paid, and if the Actual Costs are less than 90% of Projected Costs, then BioZone will lower the Markup for Schedule A and Schedule B products to account for the reduced Actual Costs.

(d) In the event that the parties cannot reach agreement regarding the appropriate calculation and/or cost for Manufactured Product(s) under 7(c) above, they will refer the matter to an accounting expert selected by the parties, who will be provided with full access to all information required to establish the costs of Manufactured Product(s) pursuant to GAAP and proper cost accounting methodologies, and the determination of such expert shall be binding on the parties. In the event that the parties cannot agree on such an accounting expert, then the experts proposed by each of the parties shall meet and they shall select an expert to determine the matter. Costs of the expert shall be borne by the party whose overall accounting position was furthest from the accounting position and calculated costs for Manufactured Product ultimately determined by the expert in accordance with GAAP.

8. Acceptance of Product and Payment Terms.

(a) Certificates of Analysis and copies of corresponding batch records evidencing testing and/or quality control and compliance standards sufficient to confirm compliance with the Specifications and any applicable Governmental Standards for Manufactured Product, shall be delivered to Cardium at least Five (5) days prior to the date that Manufactured Product is to be shipped. Unless all or a portion of delivered Product is rejected for failure to meet Specifications within Twenty (20) days of its receipt by Cardium or Cardium’s designee (“Receipt”), then final payment shall be due Thirty (30) days from the date of Receipt of Product in the following manner: (i) 50% of raw material or ingredient costs will be due upon placement of the order with the balance due Thirty (30) days from the date of Receipt of Product. Prior to or in connection with delivery, BioZone shall provide Cardium with batch information.

(b) In the event that Product is later determined to be defective for failure to meet the Specifications or Governmental Standards, then Cardium shall be entitled to replacement of such defective Product.

9. Risk of Loss. BioZone shall bear the risk of loss or damage to the Product that occurs before the delivery of the Product to Cardium’s carrier. Cardium shall bear the risk of loss or damage to the Product once BioZone has delivered it to Cardium’s carrier.

10. Confidentiality.

(a) Information received by one party from the other that is marked as Confidential and which (i) is not already in the public domain at the time of its disclosure, (ii) after disclosure, did not become part of the public domain by publication or otherwise, except by breach of this Agreement by the receiving party, (iii) was already in the receiving party’s possession at the time of disclosure, or (iv) was received by the receiving party from a third party who had the lawful right to disclose the information and who had not obtained the information either directly or indirectly from the disclosing party, shall be deemed to be “Confidential Information” of the disclosing party.

(b) Each party agrees to hold the Confidential Information of the other party in trust and confidence and not to use or disclose such Confidential Information except (i) to those of its employees or consultants who are involved in performing services in connection with this Agreement or the commercialization of Products, and are under an obligation of confidentiality that would protect such information, (ii) to third parties who are involved in performing services in connection with this Agreement or the commercialization of Products, and are under an obligation of confidentiality that would protect such information, (iii) by either party to any governmental or regulatory authorities in connection with Products manufactured or sold under this Agreement or (iv) as otherwise approved by the disclosing party in writing. Notwithstanding the foregoing limitations on disclosure, the receiving party may disclose such Confidential Information of the disclosing party as is required by any law, rule, regulation, order, decision, decree, subpoena or other legal process to be disclosed. If such disclosure is requested by legal process, the receiving party shall notify the disclosing party of such request promptly prior to any disclosure so as to permit the disclosing party to oppose or limit such disclosure by appropriate legal action.

11. Warranties and Representations. BioZone warrants and represents that:

(a) Manufactured Products shall conform strictly to the Product Specifications and Governmental Standards, and shall be of good merchantable quality, free from defects and adulteration, and fit for the purpose intended.

(b) Manufactured Products (i) shall be manufactured strictly in conformity with the applicable Process Specifications and applicable Good Manufacturing Practices set forth in United States Food and Drug Administration rules and regulations, as amended, and (ii) shall be manufactured and provided in accordance with any and all other applicable laws and governmental regulations.

(c) Each Manufactured Product to be labeled by BioZone will be labeled with labels specified by Cardium and packaged with all applicable packaging inserts

12. Indemnity by BioZone.

(a) BioZone shall indemnify and shall hold harmless Cardium and its affiliates, officers, directors, employees, agents and customers (collectively, the “Customer Indemnified Parties”) from and against any and all costs (including reasonable legal fees), damages, expenses, losses, suits, claims and demands, in any manner caused by, resulting from or arising out of any third party claim or suit related to: the negligence or willful misconduct of any Manufacturer Indemnified Party, a claim by a third party that the manufacture, importation or sale of Product or any component thereof infringes such third party’s intellectual property rights, or any breach by BioZone of the warranties or representations provided in Section 11 of this Agreement.

(b) If any person or entity asserts any claim or brings any suit or action for which BioZone may be required to indemnify Cardium or its customers under this section, Cardium promptly shall notify BioZone of such claim or suit. BioZone, upon receipt of such notice, shall undertake in conjunction with Cardium the defense of such suit. BioZone shall have the right, with Cardium’s consent, which Cardium shall not unreasonably withhold, to settle any such claim on such terms as BioZone shall deem appropriate, at BioZone’s cost and expense, provided that such settlement includes as an unconditional term thereof the delivery by the third party to the indemnified parties of a written release from all liability with respect to such claim or suit.

13. Indemnity By Cardium.

(a) Cardium shall indemnify and hold harmless BioZone and its affiliates, officers, directors, employees, agents (collectively, the “Manufacturer Indemnified Parties”) from and against any and all claims, demands, actions, suits, causes of action, damages, and expenses (including, but not limited to, expenses of investigation, settlement, litigation, and reasonable attorneys’ fees incurred in connection therewith) that any person or entity makes, sustains, or brings against BioZone for the recovery of damages for property damage or the injury, illness, or death of any person caused or alleged to be caused by the use by such person of the Product to the extent such damage, injury, illness, or death results in whole or in part: the improper sale or distribution of Product other than in connection with claims arising from or related to the matters identified in Section 12(a).

(b) If any person or entity asserts any claim or brings any suit or action against BioZone for which Cardium may be required to indemnify BioZone under this section, BioZone promptly shall notify Cardium of such claim or suit. Cardium, upon receipt of such notice, shall undertake in connection with BioZone the defense of such suit. Cardium shall have the right, with BioZone’s consent, which BioZone shall not unreasonably withhold, to settle any such claim on such terms as Cardium shall deem appropriate, at Cardium’s cost and expense, provided that such settlement includes as an unconditional term thereof the delivery by the third party to the indemnified parties of a written release from all liability with respect to such claim or suit.

14. Insurance. BioZone shall maintain in full force and effect during the term of this Agreement comprehensive general liability insurance coverage, including contractual liability and products/completed operations liability coverage, with Cardium named as an additional insured, with minimum limits of $3.0 Million combined single limit for bodily injury and property damage per occurrence, with a responsible insurance carrier acceptable to Cardium. Such insurance shall be on an occurrence basis; that is, it shall cover any claim made for injuries or damages arising out of an event occurring during the term of the policy regardless of whether the claim is made after the expiration of the term of the policy. Before commencement of any production under this Agreement and from time to time thereafter upon the expiration of any such certificate of insurance, BioZone shall furnish Cardium with a certificate of insurance evidencing the above coverages. Such certificate shall contain a clause for notification of Cardium thirty days before any cancellation, reduction, or change in coverage.

15. Termination by Cardium. Cardium may terminate this Agreement:

(a) If BioZone breaches any of its warranties, representations, obligations, covenants, or conditions that this Agreement contains or requires and BioZone fails to remedy the breach within 30 days after receipt from Cardium of written notice of the breach. In the event BioZone cannot cure the breach within 30 days, but has made a good faith effort to do so, BioZone shall be allowed 60 days to effect the cure; and in the event that BioZone’s breach and subsequent failure to cure involves a failure to supply Product in accordance with the terms of this Agreement or a BioZone Bankruptcy Event occurs (as defined below), or a BioZone Purchase Transaction is completed (also as defined below) then Cardium shall be entitled to cancel BioZone’s exclusivity and to manufacture Product and/or have Product manufactured, pursuant to which BioZone shall be deemed to have granted Cardium a fully-paid, exclusive and transferable royalty-free license to make, have made, import, sell, offer for sale and otherwise commercialize Products; or

(b) If BioZone makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to manufacture and supply Manufactured Product to Cardium (each a “BioZone Bankruptcy Event”).

16. Termination by BioZone. BioZone may terminate this Agreement:

(a) If Cardium breaches any of its material obligations, covenants or conditions that this Agreement requires or contains and Cardium fails to remedy the breach within 60 days after receipt from BioZone of written notice of the breach; or

(b) If Cardium makes an assignment for the benefit of its creditors, commits an act of bankruptcy, or has a receiver appointed.

17. Effect of Termination. Termination of this Agreement shall be without prejudice to any rights that may have accrued to BioZone or Cardium at the date of termination (including without limitation Cardium’s rights to make, have made, import, sell, offer for sale or commercialize the Products developed for Cardium during the term of the Agreement). The provisions of Sections 10-17, and 19-25 shall survive the termination or expiration of this Agreement.

18. Force Majeure. If BioZone is prevented from performing any of its obligations under this Agreement or is substantially delayed in such performance by reason of any cause beyond its control, including any governmental restrictions, acts of God, crop shortages, riots, war, fire, labor disputes, or other causes of force majeure, it shall be excused from the performance of its obligations affected by the reasons referred to, or from the delay in such performance. If such condition continues for 60 days and substantially interferes with the manufacture and supply of Product by BioZone pursuant to this Agreement, then Cardium may elect to treat the continued non-performance as a breach of BioZone’s obligations pursuant to Section 15(a) of this Agreement. If this Agreement is terminated under this section, each party shall bear the costs it has incurred before the date of termination specifically related to the Products not delivered to Cardium.

19. Severability. If any section or portion of this Agreement violates any applicable law, such section or portion shall be inoperative. If a court of competent jurisdiction rules that any provision set forth in this Agreement is unenforceable, then such provision shall be deemed modified to the extent that, in the court’s opinion, is necessary to make it enforceable. The remainder of the Agreement shall remain valid and shall continue to bind the parties.

20. Successors and Assigns; BioZone Purchase Transaction. This Agreement shall be binding and inure to the benefit of each of the parties and its successors and assigns; provided that BioZone may not transfer or assign this Agreement without the prior written consent of Cardium. BioZone will promptly apprise Cardium of any bona fide offer or proposed transaction for the purchase of BioZone Laboratories, EquaChem LLC or their successors or transferees, or of any BioZone assets used for the manufacture of Product (individually and collectively a “BioZone Purchase Transaction”). Before completing any BioZone Purchase Transaction, BioZone shall offer the transaction to Cardium on the same terms and conditions as negotiated to mutual acceptability with the third party. Cardium shall have 30 days within which to provisionally accept the offer and, if accepted, a subsequent period of time within which to close the transaction (“Time to Closing” as defined below), throughout which time periods BioZone shall make available to Cardium all requested information and documentation related to the assets to be purchased. The Time to Closing shall be 30 days following the date all requested asset information has been provided to Cardium. If Cardium does not accept the offer or close the transaction within the specified time periods, then BioZone shall be free to complete the BioZone Purchase Transaction with the third party on the same terms and conditions as offered to Cardium, evidenced by having provided Cardium with a bona fide copy of the corresponding documents to be used for closing of the transaction and upon closing a copy of the executed documents. If BioZone does not complete the BioZone Purchase Transaction with the third party within 180 days, then its right to complete such a transaction shall expire and the procedure described in this section shall be applicable to any subsequent or different transaction.

21. Notices. Any notice or communication that a party may or must give under this Agreement or concerning it shall be in writing. Notice is given when personally delivered or deposited in the U.S. mail, first class, postage prepaid, return receipt requested, directed to the respective parties as follows:

(a)	Notices to Cardium shall be addressed to:
Cardium Therapeutics, Inc.
12255 El Camino Real, Suite 250
San Diego, CA 92130
Attn: President or Chief Business Officer

(b)	Notices to BioZone shall be addressed to:
BioZone Laboratories, Inc. and EquaChem LLC
580 Garcia Ave.
Pittsburgh, CA 94565
Attn: Presidents

Either party may advise the other by notice of changes of address or additional addresses for the giving of notices.

22. Waiver. No waiver by a party of any breach, default, or violation of any term, warranty, representation, agreement, covenant, condition, or provision of this Agreement shall constitute a waiver of any subsequent breach, default, or violation of the same or other term, warranty, representation, agreement, covenant, condition, or provision.

23. Entire Agreement. This Agreement and the Exhibits attached to this Agreement of even date herewith between Cardium and BioZone contain all of the terms, warranties, representations, agreements, covenants, conditions, and provisions the parties have agreed upon with respect to the subject matter of this Agreement and merges and supersedes all prior agreements, understandings, and representations relating to such subject matter. This Agreement shall not be altered or changed except by a writing signed by the Chief Executive Officer or Chief Business Officer on behalf of Cardium and by the Presidents of BioZone and EquaChemLLC.

24. Dispute Resolution and Governing Law.

(a) Any discrepancy or dispute related to the appropriate GAAP accounting for the costs of manufactured Products shall be handled by an accounting expert as provided under Section 7(e).

(b) For any disputes not related to GAAP accounting as provided above, and in order to encourage each party to resolve any such dispute without resorting to legal action, the parties agree to submit any other dispute between them arising out of this Agreement to mediation before a mutually-agreeable Judicate West mediator handling commercial disputes in San Diego, California prior to the filing of any legal action. In the event that the parties cannot agree on such a Judicate West mediator, then the mediator proposed by each of the parties shall meet and they shall select a mediator to handle the matter. The mediator shall attempt to bring the parties to a mutually-agreeable resolution of the dispute. In the event the parties cannot reach agreement, the mediator shall request confidential position statements from each party, including any additional documentation deemed pertinent by the mediator, and shall thereafter deliver a proposed mediator’s settlement to the parties. Each party shall advance the costs equivalent to one full day of mediation to the mediator prior to the mediation. In the event the parties reach agreement, any excess amount paid shall be returned equally to the parties. In the event the parties do not reach agreement, any excess of amount paid shall be returned to the party whose final proposal as reflected in its position statement is closest to that proposed in the mediator’s settlement, and any amount remaining due shall be paid by the party whose final proposal as reflected in its position statement is furthest from that proposed in the mediator’s settlement.

(c) This Agreement shall be governed by and construed according to the laws of the State of California, and each party voluntarily submits to the personal jurisdiction of the courts of the State of California, which courts shall have exclusive jurisdiction over any dispute arising out of the construction, interpretation, or enforcement of this Agreement. In order to further encourage each party to resolve any potential dispute without resorting to legal action, any action commenced by BioZone shall be brought in an appropriate California court located in San Diego, California, any action commenced by Cardium shall brought in an appropriate California court located in San Francisco, California, and each party agrees to submit to the exclusive jurisdiction of such court. Each party further agrees that service of process by U. S. Certified Mail to such party’s address for notices set forth in this Agreement shall be effective service of process with respect to any disputes arising out of this Agreement.

25. Interpretation. This Agreement shall be construed as a whole according to the fair meaning of its language and, regardless of who is responsible for its original drafting, shall not be construed for or against either party. The captions of the various sections of this Agreement are included for convenience of reference only and shall in no way affect the construction or interpretation of this Agreement.

26. Counterparts. This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages

[Signature pages follow]

IN WITNESS WHEREOF, each party has executed this Agreement on the day and year first above written.

BIOZONE LABORATORIES, INC.

By:	/s/ Daniel L. Fisher

Title:	President

EQUACHEM LLC

By:	/s/ Daniel L. Fisher

Title:	President

CARDIUM THERAPEUTICS, INC.

By:	/s/ Tyler Dylan-Hyde

Title:	Chief Business Officer

EXHIBIT 1

Stock Transfer Agreement

STOCK TRANSFER AGREEMENT

This Stock Transfer Agreement (“Agreement”) dated November 17, 2010, is made and entered into by and between Cardium Therapeutics, Inc., a Delaware corporation (“Cardium”) and BioZone Laboratories, Inc., a California corporation (“BioZone”) with respect to the following facts:

A. This Agreement is being entered into in connection with that certain Custom Technology Access and Product License Agreement dated as of November 17, 2010 (the “License Agreement”) by and between Cardium and BioZone.

B. In connection with the License Agreement, Cardium has agreed to pay BioZone a Technology Access and License Fee of One Million Dollars ($1,000,000) and BioZone has agreed to apply such payment to the purchase from Cardium of Two Million (2,000,000) shares of Cardium’s authorized but unissued common stock (the “Shares”) at a purchase price of Fifty Cents ($0.50) per share.

NOW, THEREFORE, in consideration of the mutual covenants and consideration contained herein and in the License Agreement, and intending to be legally bound, the parties agree as follows:

Sale and Purchase of Stock. Cardium hereby sells to BioZone and BioZone hereby purchases from Cardium the Shares, subject to the terms, conditions, acknowledgments, representations and warranties stated herein.

Lock Up. In addition to restrictions on transfer imposed under federal and state securities laws, the transfer of the Shares shall be subject to the terms of a lock up. None of the Shares may be transferred, pledged or conveyed until the six month anniversary of the Effective Date. Thereafter, one-fifth of the Shares may be sold in each calendar month thereafter. Pending their release from the lock up provisions, the shares shall be held in escrow.

Cardium Representations. Cardium hereby makes the following acknowledgments, representations and warranties to BioZone:

Cardium is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as now conducted, and to own and operate the properties and assets now owned and operated by it.

The issuance of the Shares has been duly authorized by all necessary corporate action of Cardium and does not conflict with the terms of the bylaws, certificate of incorporation or material agreements of Cardium.

BioZone Representations. BioZone hereby makes the following acknowledgments, representations and warranties to Cardium:

BioZone is an “accredited investor” as that term is defined under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and the California Corporate Securities Law of 1968, as amended (the “Law”).

An investment in the Shares is speculative and involves substantial risk, including the risk that BioZone may lose all amounts subscribed.

BioZone is purchasing the Shares with its own funds, for its own account and for investment purposes only and has no present intention, agreement or arrangement for the distribution, sale, transfer, assignment, pledge, hypothecation, encumbrance or other disposition, or subdivision, of the Shares.

The Shares have not been registered under the Securities Act, or qualified under the Law, on the grounds, among others, that no distribution or public offering of Cardium’s common stock is to be effected and such common stock is being issued by Cardium without any public offering within the meaning of section 4(2) of the Securities Act and section 25102(f) of the Law. BioZone understands that Cardium is relying in part on BioZone’s representations herein for purposes of claiming the exemption from registration under the Securities Act provided by section 4(2) thereof and the exemption from qualification under the Law provided by section 25102(f) thereof.

BioZone’s overall commitment to investments that are not readily marketable is not disproportionate to BioZone’s net worth, and BioZone’s investment in the Shares will not cause such overall commitment to become excessive. BioZone has adequate means of providing for its financial requirements, both current and anticipated, and has no need for liquidity in this investment. BioZone can bear and is willing to accept the economic risk of losing its entire investment in the Shares.

BioZone acknowledges that the sale of the Shares has not been accompanied by the publication of any advertisement or by any general solicitation.

BioZone has had the opportunity to ask questions of, and receive answers from, Cardium and its officers, directors and employees concerning Cardium, the creation or operation of Cardium and the terms and conditions of the offering of the Shares, and to obtain any additional information deemed necessary. BioZone has been provided with all materials and information requested by him.

BioZone hereby certifies it has such knowledge and experience in financial and business matters (including experience within the industry in which Cardium conducts and proposes to conduct its business) and that it is capable of evaluating the merits and risks of an investment in Cardium.

BioZone has conducted, and is relying exclusively on its own investigation and review of Cardium and its current and proposed business, management, properties and financial condition and the terms and conditions of the sale of the Shares contemplated herein. BioZone is thoroughly familiar with all such matters.

Restricted Securities. The Shares will be “restricted securities” as that term is defined in Rule 144 under the Securities Act, and the Shares must be held indefinitely unless they are subsequently registered or qualified under the Securities Act, the Law and other applicable securities laws or that exemptions from such registration or qualification are available. Cardium is not under any obligation to register Shares under the Securities Act or to comply with the Regulation A or any other exemption if Rule 144 is not available for sales of Shares. Each certificate representing Shares will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) in substantially the form set forth below, which legend restricts the disposition of Shares otherwise than in accordance with this Agreement:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE ENCUMBERED, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SAID ACT OR AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE ISSUER AND CONCURRED IN BY THE ISSUER’S COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR THAT SUCH TRANSACTION COMPLIES WITH RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT.

Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to its conflicts of law’s provisions.

Dispute Resolution. The parties agree that in the event of any dispute between or among them with respect to this Agreement, such dispute shall be resolved exclusively by arbitration to be conducted only in the County of San Diego, State of California, in accordance with the rules of JAMS, applying the laws of California. The parties agree that such arbitration shall be conducted by a retired judge, that discovery shall be permitted as required by the rules of JAMS, and that the arbitration award shall include factual findings and conclusions of law. The parties understand that the right of any party to appeal or to seek modification of any award or ruling of the arbitrator is severely limited. Any award rendered by the arbitrator shall be final and binding and judgment may be entered on it as provided by law.

Attorneys Fees. If any dispute between or among any of the parties hereto or any of their respective affiliates should result in litigation or arbitration, the prevailing party or parties in such dispute shall be entitled to recover from the other party or parties all reasonable fees, costs and expenses of enforcing any right of the prevailing party or parties, including, without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued on the commencement of such proceeding or action and shall be paid whether or not such proceeding or action is prosecuted to judgment. Any arbitration award, judgment or order entered in such proceeding or action shall contain specific provision for the recovery of attorneys’ fees and costs incurred in enforcing such award or judgment and an award of prejudgment interest from the date of the breach at the maximum rate allowed by law. For the purposes of this section, (a) attorneys’ fees shall include, without limitation, fees incurred in post award or post judgment motions, contempt proceedings, garnishment, levy, and debtor and third party examinations, discovery, and bankruptcy litigation, and (b) prevailing party shall mean the party that is determined in the arbitration or other proceeding to have prevailed or who prevails by dismissal, default or otherwise.

Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and it supersedes and replaces any prior agreements, written or oral, regarding the same.

Counterparts. This Agreement may be executed in more than one counterpart, each of which will be an original, and all of which shall be deemed to be one and the same instrument. For this purpose, signature pages transmitted by facsimile or PDF shall be deemed to be original signature pages.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CARDIUM THERAPEUTICS, INC.

By:
Tyler Dylan-Hyde, Chief Business Officer

BIOZONE LABORATORIES, INC.

By:
Daniel L. Fisher, President